UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Procter & Gamble Company

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On October 2, 2017, The Procter & Gamble Company distributed the following communication and may in the future send or use the same or substantially similar communications from time to time:

VOTE THE BLUE PROXY CARD
David Taylor
Chairman of the Board, President & Chief Executive Officer

DST Vote Blue Video Transcript

Fellow P&G’ers, I want to reach out to you one more time about the proxy contest. I apologize for all that we’ve sent you, but this is important. The deadline to vote is nearly here, and your vote really matters. Together, employees, retirees, and alumni hold more P&G shares than any single entity… 5-times more shares than Trian. So, I want your voice to count and to be heard. I want to make one more appeal for you to vote blue.

There’s been a blue line that’s connected every P&G retiree, alumni and active employee for 180 years. And, if you look through P&G’s history, we have stumbled once or twice every decade. But we come back and we come back stronger. Why? The consumer has been at the heart of what we do. We understand that if we serve the consumer better than anyone else in the world, in each category, in each country, we’ll win.

We’ve gone through a major transformation the last several years. We’ve transformed our portfolio to brands, where products that really address problems or needs…where performance drives purchase decision. We’ve strengthened our innovation capability. We’ve developed capability in productivity to generate the revenue to fund the improvement in the product, our package, our go-to-market capability, and the way we connect with consumers through brand equity communication. All of these are improving our level of superiority.

It’s working. We saw, through all of last year, progress, where we got better on the top line and bottom line. The plans that we all collectively have worked hard to put together and execute are making the difference.

Now we’ve been challenged, and there’s someone that has a very different plan for our company. I don’t believe that plan is in the best interest of our employees. I don’t think it’s in the best interest of the future of the company. And, I don’t believe it’s in the best interest of investors that care about the short, mid, and long term.

Nelson Peltz would seek to fundamentally change the soul of our company. He wants us to go to a holding company in 3 separate businesses.

He said corporate R&D is a hobby. It’s not a hobby. It’s fundamental to our brands and the processes that make our brands.

He’s also advocated small brands. He said big brands can’t meet the needs of consumers. I couldn’t disagree more. Our big brands are the best performing and the most trusted brands in most of our categories. There is a place for small brands in some categories, and we’ll pursue those. But the core of our company is the leading brand in each of the categories in which we compete, in each of the countries in which we compete.

It is not the time to reorganize. It is not the time to step back and try a new strategy. The time right now is to execute the plan that we have that’s focused on the consumer, working with our customers, getting back to the excellence in every aspect of the business that we do.

P&G people are capable of winning against anybody in the world. I am proud to be the CEO of P&G, and I’m proud to work alongside you to bring this company back to the level of performance that would make all of you very proud. So what I’d ask you to do is to vote blue, and together let’s make P&G the absolute best consumer products company in the world.

Thank you very much for all that you that you do every day.

VOTE THE BLUE PROXY CARD NEED HELP VOTING YOUR SHARES? Please call toll free: D.F. King & Co, Inc. at (212) 269-5550 or MacKenzie Partners, Inc. (212) 929-5500 To Learn More, visit www.VoteBlue.pg.com

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.